Exhibit 10.16



                          INTERSTATE ENERGY CORPORATION


                    1998 OFFICER INCENTIVE COMPENSATION PLAN

                            Effective January 1, 1998


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   INTERSTATE ENERGY CORPORATION
   1998 OFFICER INCENTIVE COMPENSATION PLAN
   =========================================================================

   I.  Purpose

        The Officer Incentive Compensation Plan (OICP) is based on short-term goals that support Interstate Energy Corporation's (IEC) short- and long-range plans, focus officers on building the value of the Company and ensuring future superior returns to shareholders, reducing costs to customers, and supporting an atmosphere of teamwork. Awards for plan participants will be determined by Corporate and Business Unit performance. The CEO reserves the right to modify payouts under the plan.


   II.  Administration

        A) The OICP shall be administered by the Compensation and Personnel Committee ("the Committee") of the Board of Directors of the Company. The Committee may from time to time amend, suspend, terminate or reinstate any or all of the provisions of the Plan as may seem necessary or advisable in the administration of the Plan.

        B) The Committee shall subject to express provisions of the Plan, have the power to construe the Plan, to prescribe rules and regulations relating to the Plan and to make all other determinations necessary or advisable in the administration of the Plan. The Committee may correct any defect or supple any omission or reconcile any inconsistency in the manner and to the extent it shall deem expedient to carry it into effect.

        C) All expenses and costs incurred in connection with the administration and operation of the Plan shall be borne by the Company.

   II.  Plan Eligibility

        A) All Interstate Energy Corporation (IEC) officers will be eligible for the 1998 OICP. IEC's officers will be divided into one of four designated tiers for participation in the plan. These tiers reflect individual duties and responsibilities in the new organization and are shown, along with the projected number of participants in each tier, in the table below:

                 Participant Group                   Projected Number of
                                                      Interstate Energy
                                                    Corporation Incumbents
    Chairman of the Board, Vice-Chairman of the               3
    Board, and President and CEO
    Executive Vice Presidents                                 5
    Sr. Vice President & Vice Presidents                      12
    Assistant Vice Presidents                                 2
    Total Participants                                        22


        B) Prior to the start of each calendar year, or as soon as practical thereafter, the CEO shall recommend to the Committee those eligible employees who shall participate in the Plan. Designation as a Participant for any particular calendar year shall not entitle an individual to participate or share in award, with respect to any other calendar year.

        C) Changes to the participant list: Following the start of the calendar year, the list of the participants and awards for a Plan year may be revised upon authorization of the CEO as follows:

             1) Employment: If an eligible employee participating in the Plan terminates from the Company during the Plan year, the replacement employee of said employee will automatically be eligible to participate in the Plan for the remainder of the year.

             2) Cessation of Employment: If an employee terminates employment with the Company during the calendar year, other than on account of death or retirement, the employee may, at the discretion of the CEO, receive a prorated award.

             3) Proration of Payout: Any participant selected or deleted after the start of the calendar y ear shall participate on a prorata basis, determined by multiplying the maximum incentive opportunity by a fraction, the numerator of which shall be the number of full months of his/her participation in the calendar year and the denominator of which shall be twelve.

   III.  Payment of Incentive Award Earned

        A) Payouts for all plan participants shall be at the discretion of the CEO.

        B) The amount of the incentive payout awarded for the calendar year shall be paid to each eligible employee after the Company's audited financial results are available, but no later than March 31 of the following year.

        C) Following the end of the calendar year the CEO will report to the Committee the results of the Plan. At the discretion of the CEO and Committee, the award will be paid in cash, discounted Company stock or a combination of both.

        D) Participants may elect to defer a percentage amount of the incentive award pursuant to the provisions of the Company's Deferred Compensation Plan. All deferral elections are irrevocable, and a written deferral notice must be filed by the participant with the Company prior to December 31 of the year preceding the Plan year for which the deferral is effective.

        E) The committee may, following release of the Company's audited financial statements, increase, decrease or eliminate awards if the Committee decides that the amount of the award is unreasonable in view of any unique circumstances or the Company's financial performance. Any decision shall apply to all Participants equally.

        F) OICP payments will be included in 401(k) plan deferrals and earnings used to determine retirement benefits.

   IV.  Effective Date

        The plan effective January 1, 1998 shall continue in effect and subsequently be amended from time to time, until terminated by the Board of Directors.

   V.  Amendment or Termination of Plan

        The Board shall have the right to amend or terminate the Plan at any time.

   VI.  Non-Exclusivity of Incentive Compensation

        The Plan shall not be deemed an exclusive method of providing incentive compensation to eligible employees; nor shall it preclude the Board from authorizing or approving other forms of incentive compensation.

   VII.  Rights of Participants and Forfeiture

        A)   Nothing contained in this Plan shall:

             1) confer upon any employee any right with respect to continuation of employment with the Company.

             2) interfere in any way with the right of the Company to terminate his or her employment at any time, or

             3) confer upon any employee or any other person any claim or right to any distribution under the Plan except in accordance with its terms.

        B) No right or interest of any Participation in the Plan shall, prior to actual payment or distribution to such Participant, be assignable or transferable in whole or in part, either voluntarily or by operations of law or otherwise, or be subject to payment of debts of any Participant by execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner.

   VIII.  Distribution of Award Upon Death of Participant

        Should a participant die during a calendar year for which an award is made, the amount of such Participant's award shall be determined on a prorata basis according to Section II, paragraph C3, and such total shall be distributed in a lump sum to the participant's estate in the year following the calendar year of the Plan.

   IX.  Incentive Targets by Participant Tier

        Incentive award levels are based on IEC's current executive compensation strategy of setting pay levels at the median of equally weighted utility industry and general industry data. The table below lists each of the designated tiers and their respective incentive targets.

              PARTICIPANT GROUP                 TARGET           MAXIMUM
                                           INCENTIVE LEVEL   INCENTIVE LEVEL
    Chairman of the Board, Vice-Chairman         50%              100%
    of the Board, and President and CEO
    Executive Vice Presidents                    35%               70%
    Sr. Vice President & Vice Presidents         25%               50%
    Assistant Vice Presidents                    20%               40%

        For all tiers of participants, actual awards under the plan may be as great as 200% of the target award for exceptional performance. No payout will occur if performance is significantly below target.

        Total award payouts under the plan may be larger or smaller than the sum of all target incentive awards.

   X.  Weighting of Performance Measures

        Each performance measure will be weighted according to the relative impact an officer has on Company performance and business unit performance.

                      GROUP                    Corporate     Business Unit/
                                                            Strategic Goals
    Chairman and Vice-Chairman of the Board       100%
    President and CEO                             75%             25%
    Executive Vice Presidents                     50%             50%
    Sr. Vice President & Vice Presidents          50%             50%
    Assistant Vice Presidents                     50%             50%

   XI.  Performance Measures and Methodology

        1. Corporate Measure - At the beginning of each year, a company-wide earnings per share (EPS) target will be established. The EPS target will have a performance threshold that, if not met, will result in no company measure payouts being awarded. EPS of less than $2.00 will result in no
   officer incentives or other employee incentive program payments.   Note:
   EPS numbers will be weather normalized and may be adjusted to reflect extraordinary events. See Appendix A for examples of calculations.


                            EPS               % OF
                                            INCENTIVE
                                              AWARD
    Maximum            $2.40 or more          200%
                        $2.33-$2.39           130%
    Target              $2.30-$2.32           100%
                        $2.25-$2.29            80%
    Minimum             $2.10-$2.24            25%
                        $2.00-$2.09            0%*
                      Less than $2.10       No Payout

        * business unit payouts may still be made.

        2. Business Unit Measure - Each Business Unit will have between 3 and 5 goals that are reviewed and approved by the CEO and Senior Executive Group (see Appendix A). If a Business Unit does not meet its goal, employees are still eligible for the Corporate portion of the award.

   VI.  Individual Participation

        The participation level for each officer is expected to be 100% of the award opportunity, as determined by company and business unit performance results. Satisfactory performance on the part of an officer will result in full OICP participation. Based on less than satisfactory individual performance, the CEO may reduce an individual's participation level by as much as 20%. In the case of well documented extraordinary performance, the CEO may increase an individual's participation level by as much as 20%.

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   APPENDIX A

                                  EXAMPLE CALCULATION

   - Participant Tier:           Vice Presidents

   - Positions in Tier:          Sr. Vice Presidents & Vice Presidents

   - Number of Plan Participants 14

   - Target Bonus Level:         25% of Salary

   - Performance Measure Weighting:


             Measure             Weighting
             Corporate           50%
             Business Unit       50%


   Hypothetical Performance Results

   Example:  Title:  Vice President
             Salary:  $150,000

   Employee Incentive Target
      (See Section IX. Incentive Targets)       A. 25%

   1.  Company Measure  (50% of A)              B. 12.5%

        Assuming $2.33 per share: 12.5% (B.) times 130%
            (see section XI) =  16.3%

      Subtotal of Company Measure                           C.   16.3%

   2.  Business Unit Measure  (50% of A)         D. 12.5%

        Assuming business unit measures were met.

        Business Unit Measure portion (Therefore,
          eligible for the whole 12.5%)                     E.  12.5%

   3.  Individual Participation Level:   Satisfactory.
        Therefore eligible for payout.

   4.  Total Amount of Award Employee is
         Eligible for (Sum of C + E )                       F.  28.8%


   Individual Award Calculation
          Base Salary  x  Percent  Earned (F Above)  = Incentive Award
          $150,000     x    28.8%             =   $43,200